Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264115

PROSPECTUS SUPPLEMENT NO. 3

(To the Prospectus dated May 13, 2022)

128,397,923 Shares of Common Stock

This prospectus supplement supplements the prospectus, dated July 29, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-264115). This prospectus supplement is being filed to update and supplement the information in the Prospectus with certain information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 27, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale or other disposition from time to time of (i) up to 3,397,923 shares of our common stock, $0.0001 par value per share, issuable upon the exercise of a warrant to purchase our common stock (the “GEM Warrant”) and (ii) up to 125,000,000 shares of our common stock by GEM Yield Bahamas Ltd. (“GYBL”) and GEM Global Yield LLC SCS (“GEM Investor”), or other selling securityholders.

The shares of common stock being offered by the selling securityholders have been or may be issued pursuant to the Share Purchase Agreement, dated December 12, 2021, that CITIC Capital Acquisition Corp. entered into with GYBL and GEM Investor (as amended, the “GEM Agreement”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling securityholders. However, we will receive proceeds from any shares issued pursuant to the exercise of the GEM Warrant through the payment of the exercise price in cash and the sale of common stock from any draw downs under the GEM Agreement.

The common stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “QNGY” and “QNGY WS,” respectively. On July 28, 2022, the last reported sales price of our common stock on NYSE was $0.34 per share and the last reported sales price of our Warrants was $0.06 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated July 29, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2022

QUANERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39222	88-0535845
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

433 Lakeside Drive Sunnyvale, California	94085
(Address of principal executive offices)	(Zip Code)

(408) 245-9500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	QNGY	New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	QNGY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.	Unregistered Sales of Equity Securities.

As previously announced, on May 20, 2022, Quanergy Systems, Inc. (the “Company”) delivered a draw down notice (the “Draw Down Notice”) to GEM Global Yield LLC SCS (“GEM Investor”), pursuant to the previously announced Share Purchase Agreement, dated December 12, 2021, by and among the Company, GEM Investor and GEM Yield Bahamas Ltd. (“GYBL”), as amended by Amendment No. 1 to Share Purchase Agreement, dated January 31, 2022, between the Company, GEM Investor and GYBL (the “Purchase Agreement”), which allows the Company to fund general corporate purpose and working capital needs. On July 25, 2022, the Company and GEM Investor settled the Draw Down Notice. In total, the Company issued a total of 25,148,605 shares (the “GEM Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”) for an aggregate purchase price of $9,900,000, pursuant to the Draw Down Notice. Pursuant to the Purchase Agreement, the Company will pay GEM $198,000, in connection with the settlement, as partial payment of the Commitment Fee (as defined in the Purchase Agreement).

All of the GEM Shares were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

Item 7.01.	Regulation FD Disclosure.

The information contained in Item 3.02 of this Current Report on Form 8-K is incorporated by reference into this Item 7.01. Following the sale and issuance of the GEM Shares as described above, the number of outstanding shares of Common Stock as of the end of the day on July 26, 2022 was 120,647,639 shares.

The information contained in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 27, 2022

QUANERGY SYSTEMS, INC.

By:	/s/ Patrick Archambault
Patrick Archambault
Chief Financial Officer